UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2011
Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

2929 Allen Parkway, Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
     In early 2011, Baker Hughes Incorporated’s operations in Tunisia, Egypt and Libya were disrupted by civil unrest. While operations in Tunisia and Egypt have resumed, we have not resumed normal operations in Libya where all customer activity has ceased. Other countries in the area have also experienced civil unrest which has, to date, not disrupted our operations. During 2010, North Africa and Egypt accounted for approximately 3% of our total revenue.
     In addition, colder than normal weather in North America has resulted in delays to planned customer activity in January and February that may not be completed in March.
     We now expect a negative impact from these unplanned events of approximately $0.04 to $0.07 per share to our first quarter net income per share.
Forward-Looking Statements
     This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act (each a “forward-looking statement”). The words “expect,” “may” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results expected, which include, but are not limited to, the financial impact of the unplanned events on our financial results, the estimate of our revenues tied to geographical areas, the uncertainty of geopolitical risks, the potential for further disruptions, the timing for operations to resume and return to prior levels, the business plans of our customers and further unexpected adverse weather conditions. Additional factors that may affect future results are contained in our most recent annual report on Form 10-K filed on February 25, 2011 with the Securities and Exchange Commission (the “SEC”) and those set forth from time to time in our other filings with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: March 3, 2011	By:	/s/Sandra E. Alford
Sandra E. Alford
Corporate Secretary